Exhibit 3.61

OPERATING AGREEMENT

OF

RSI JURUPA VALLEY LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into as of this 24th day of September, 2014, by RSI Holding LLC, as the initial “Member.” The term “Members” refers to the initial Member and any subsequent Member.

The Member desires to form a limited liability company pursuant to the laws of the State of Delaware. Accordingly, in consideration of the covenants contained herein, it is agreed as follows:

1. Formation. The Member has formed a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”) and subject to the terms, provisions and conditions set forth in this Agreement. The purpose of the Company is to engage in any lawful activity that is not prohibited under the Act.

2. Filing. In connection with the formation of the Company, a Certificate of Formation that complies with the requirements of the Act has been properly filed with the Delaware Secretary of State. This Agreement shall be effective as of the date such Certificate of Formation was filed.

3. Name. The name of the Company is “RSI JURUPA VALLEY LLC.”

4. Percentage Interests. The Member owns 100% of the Company. (More generally, the term “Percentage Interest” refers to each Member’s relative ownership interest in the Company.)

5. Tax Treatment. The Company shall be treated as a disregarded entity and not as a partnership for U.S. federal income tax purposes.

6. Capital Contributions. The Member has made or shall make the initial capital contribution as set forth on Exhibit A. No interest shall accrue on any capital contribution and no Member shall have the right to withdraw or be repaid any capital contribution except as provided in this Agreement. Additional capital contributions, if any, shall be made by the Members pro rata in accordance with their respective Percentage Interests in the amounts and upon the terms and conditions as the Members may unanimously agree.

7. Distributions. Each distribution to the Members of cash or other assets of the Company shall be made in accordance with their respective Percentage Interests in such amounts and at such times as shall be determined by the unanimous approval of the Members.

8. Accounting. The records of the Company shall be maintained based on an accrual method of accounting.

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9. Meetings of Members; Action by Written Consent. Meetings of members may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at the meeting. Unless otherwise provided in this Agreement, on any matter that is to be voted on, consented to or approved by members, the members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Unless otherwise provided in this Agreement, on any matter that is to be voted on by members, the members may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Unless otherwise provided in this Agreement, a consent transmitted by electronic transmission by a member or by a person or persons authorized to act for a member shall be deemed to be written and signed for purposes of this section. For purposes of this section, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process

10. Management. The Company shall be managed by RSI Holding LLC and each successor as manager appointed in accordance with this Agreement, being referred to herein as a “Manager”), and all decisions to be made on behalf of the Company and all actions to be taken on behalf of the Company shall be made or taken by the Manager and no other person shall have the power or authority under this Agreement to make any decisions or take any actions on behalf of the Company. Without limiting the foregoing, the Manager shall have the sole authority to execute and/or deliver, in furtherance of the Company business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange or encumber any Company asset. The Manager shall have the right to appoint officers of the Company to assist with the day-to-day management of the business affairs of the Company and may delegate to such officer or officers the right to execute and/or deliver, in furtherance of the Company business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange or encumber any Company asset. Any officer so appointed shall be subject at all times to the direction of the Manager and the Manager shall have the right to remove any officer, either for or without cause, at any time. A Manager shall not be removed and their duties shall not be limited by any action taken by or on behalf of any other Member, other than upon the majority written vote of the Members. Upon any such removal of a Manager, upon the resignation of a Manager or upon a Manager’s ceasing to act as a Manager for any other reason, a successor Manager shall be appointed by the Members, including any successor trustee who has become a member pursuant to Section 14 below. Any Member may call a meeting of the Members from time to time by written notice to the other Members. No other meetings shall be required.

11. Indemnification and Advancement. To the fullest extent permitted by law, the Company will indemnify, defend and hold harmless the Member, the Manager, each officer, employee or other agent of the Company (individually, in each case, an “Indemnitee”) who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action,

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suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of any act or omission or alleged omission arising out of such Indemnitee’s activities as a Member, Manager, officer, employee or other agent or otherwise on behalf of the Company if such activities were performed in good faith either on behalf of the Company or in furtherance of the interests of the Company, within the scope of the authority conferred by this Agreement, against losses, damages, or expenses for which such Indemnitee has not otherwise been reimbursed (including, without limitation, attorneys and accountant fees and expenses, judgment fines and amounts paid in settlement), actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, so long as such Indemnitee was not guilty of gross negligence or willful misconduct with respect to such act or omission. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 11 may, from time to time, upon request by the Indemnitee, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 11. The provisions of this Section 11 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other person.

12. Events Giving Rise to Dissolution. The Company shall dissolve upon the first to occur of the following, and upon no other event or occurrence:

12.1 The election of the Members holding not less than two-thirds of the Percentage Interests, and the concurrence of the Manager, to dissolve the Company;

12.2 Any event that makes it unlawful for the business of the Company to be carried on by the Members; or

12.3 As otherwise specified in the Act.

13. Liquidation. Upon dissolution of the Company, the assets of the Company shall be liquidated and the proceeds thereof shall be paid in the following order:

13.1 To the Company’s creditors in the order of priority required by law;

13.2 To a reasonable reserve for reasonably foreseeable contingent liabilities to be distributed when and as the Members agree; and

13.3 Thereafter to the Members.

14. Assignment of Membership Interests; Resignation; Admission of New Members, Trustee Member. Assignment, resignation and admission of new members shall, generally, be as provided in the Act. Notwithstanding the foregoing, if any person who is acting as a trustee of a trust is a Member and shall cease to be a trustee of such trust, the successor trustee or trustees shall continue to be a Member.

15. Limited Liability. Except as expressly set forth in this Agreement or required by the Act, no Member, officer or employee of the Company shall be personally liable for any debt,

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obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, officer or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on any Member, officer or employee of the Company for liabilities of the Company.

16. Amendments. This Agreement, except with respect to vested rights of Members, may be amended at any time by a vote of the Members holding a majority of the Percentage Interests. Each Member hereby grants to each other Member such granting Member’s power of attorney to execute any amendment to this Agreement that is duly adopted in accordance with the foregoing as attorney-in-fact and agent of such granting Member, which power of attorney shall be deemed to be coupled with an interest that shall not be revoked until the termination and winding up of the Company. Each Member agrees to be bound by each amendment hereto that is duly adopted in accordance with this Agreement, whether or not such Member actually executes such amendment.

17. Governing Law; Jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

18. Bank Accounts. Any Member shall be authorized to endorse checks, drafts or other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit in the Company account. Only the Manager or its delegates shall be authorized to sign checks drawn on the Company account on behalf of the Company.

19. Successors and Assigns. Except as provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

RSI HOLDING LLC

By:	/s/ Gary Singer
Gary Singer
Sr. Vice President and Secretary

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EXHIBIT A

CAPITAL CONTRIBUTIONS

Name and Address of Initial Member	Initial Capital Contribution	Percentage Interest
RSI Holding LLC 620 Newport Center Drive, 12th Floor Newport Beach, CA 92660	$10,000.00	100%

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